As filed with the Securities and Exchange Commission on January 18, 2024

Registration No. 333-270859

Registration No. 333-273293

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective

Amendment No. 1

TO

FORM F-1

ON FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Clearmind Medicine Inc.
(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Columbia	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 – 1220 West 6th Avenue Vancouver, British Columbia V6H1A5 Tel: 973.536.1016	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Huberman, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Telephone: +972 (0) 3.636.6000	Daniel N. Bloch 414-100 Richmond St. W. Toronto, Ontario M5H 3K6 Telephone: 416.722.0804

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

 Clearmind Medicine Inc., or the Registrant, is filing these post-effective amendments to Form F-1 on Form F-3 in order to convert the following two earlier registration statements into registration statements on Form F-3, and to file a combined prospectus in these post-effective amendments on Form F-3 pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for the offerings registered on the following two earlier registration statements.

First, the combined prospectus in this registration statement relates to, and shall act, upon effectiveness, as Post-Effective Amendment No. 1 to Form F-1 on Form F-3 to the registration statement on Form F-1 (File No. 333-270859) (the “March 2023 Registration Statement”) containing an updated prospectus relating to the offering and sale of up to 483,461 common shares of the Registrant (“Common Shares”), that remain issuable upon exercise of warrants that were initially registered pursuant to the March 2023 Registration Statement declared effective by the Securities and Exchange Commission (“SEC”) on April 3, 2023. All filing fees payable in connection with the registration of the securities covered by such March 2023 Registration Statement were previously paid in connection with the filing of the March 2023 Registration Statement.

Second, the combined prospectus in this post-effective amendment also relates to, and shall act, upon effectiveness, as Post-Effective Amendment No. 1 to Form F-1 on Form F-3 to the registration statement on Form F-1 (File No. 333-273293) (the “September 2023 Registration Statement”) containing an updated prospectus relating to the offering and sale of up to 563,923 Common Shares that remain issuable upon exercise of warrants that were initially registered pursuant to the September 2023 Registration Statement declared effective by the SEC on September 14, 2023. All filing fees payable in connection with the registration of the securities covered by such Post-Effective Amendment No. 1 were previously paid in connection with the filing of the September 2023 Registration Statement.

This Post-Effective Amendment No. 1 is being filed by the Registrant to update and supplement information contained in both the March 2023 Registration Statement and the September 2023 Registration Statement (together, the “Registration Statements”) and also to include updated financial information as well as to convert the Registration Statements, each on Form F-1 into registration statements, each respectively, on Form F-3.

No additional securities are being registered under this Post-Effective Amendment No. 1. This Post-Effective Amendment No. 1 concerns only the offer and sale of Common Shares issuable from time to time upon exercise of the warrants that remain unexercised.

The information in this prospectus is not complete and may be changed or supplemented. No securities described in this prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2024

PROSPECTUS

Clearmind Medicine Inc.

Up to 1,047,384 Common Shares

Issuable Upon Exercise of Common Warrants

This prospectus relates to the issuance of up to 1,047,384 Common Shares, upon the exercise of (i) warrants to purchase 483,461 Common Shares, or the March 2023 Warrants, that were issued as part of a public offering of units consisting of Common Shares or Pre-Funded Warrants to purchase Common Shares, and Common Warrants to purchase Common Shares, or the March 2023 Public Offering, which remain unexercised and are exercisable at an adjusted exercise price of the lower of (i) $1.60 per Common Share and (ii) the lowest volume weighted average price of the Common Shares during the five consecutive trading day period beginning on, and including, January 11, 2024, and were exercisable immediately upon issuance and expire five years from the date of issuance; and (ii) warrants to purchase 563,923 Common Shares, or the September 2023 Warrants and together with the March 2023 Warrants, the 2023 Warrants, that were issued as part of a public offering of units consisting of Common Shares or Pre-Funded Warrants to purchase Common Shares, and Common Warrants to purchase Common Shares, or the September 2023 Public Offering, which remain unexercised and are exercisable at an adjusted exercise price of the lower of (i) $1.60 per Common Share and (ii) the lowest volume weighted average price of the Common Shares during the five consecutive trading day period beginning on, and including, January 11, 2024, and were exercisable immediately upon issuance and expire five years from the date of issuance.

Our Common Shares are currently traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “CMND.” On January 17, 2024, the last reported sale price of our Common Shares on the Nasdaq was $1.12. Our Common Shares also trade on the Canadian Securities Exchange, or CSE under the symbol “CMND” and on the Frankfurt Stock Exchange, or FSE, under the symbol “CWY”. On January 17, 2024, the last reported sales price of our Common Shares on CSE and FSE was CAD$1.50 (approximately $1.11) and EUR 1.14 (approximately $1.24) per share, respectively.

We do not intend to apply for listing of the 2023 Warrants on any securities exchange or other nationally recognized trading system. There is no established market for the 2023 Warrants.

Investing in our securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 5 and the “Risk Factors” in “Item 3: Key Information- Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission (or the SEC) nor the Canadian Securities Exchange, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2024

i

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Clearmind” refer to Clearmind Medicine Inc.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

As of November 1, 2022, our reporting currency and functional currency is the United States Dollar. Prior to that, our reporting currency and functional currency was the Canadian Dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “CAD$” are to Canadian Dollars. Amounts denominated in United States Dollars are states as “$” “dollars” or “USD”. Where previously disclosed financial information was in Canadian Dollars, we have included a convenience translation.

Our fiscal year end is October 31. References to a particular “fiscal year” are to our fiscal year ended October 31 of that calendar year. We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

On September 30, 2022, we effected a one-for-30 consolidation of our issued and outstanding Common Shares, or the September 2022 Reverse Split. In addition, on November 28, 2023, we effected a one-for-30 consolidation of our issued and outstanding Common Shares, or the November 2023 Reverse Split. Except where otherwise indicated, all share and per share data in this prospectus have been retroactively restated to reflect the aforementioned consolidations.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Company Overview

We are a pharmaceutical company that develops novel psychedelic medicines to solve widespread, yet under-served, health problems. Our goal is to develop and provide a new type of treatment for mental health disorders, including alcohol use disorders, or AUD, binge drinking and eating disorders, where there is significant unmet need and lack of innovation. We see psychedelic therapies, which previously may have been overlooked or underused, as the future of treatment for a variety of indications. We believe that our solution for AUD can help solve one of the world’s biggest health problems, which costs the United States alone roughly $250 billion each year.

Our flagship treatment and focus for the short term is on AUD, which is incredibly common. It varies from mild to excessive and describes a person’s inability to restrict their alcohol consumption, despite negative social, occupational, or health consequences. Alcohol consumption contributes to 3 million deaths each year globally and is the third most common preventable cause of death in the United States. Apart from potentially changing people’s lives, we believe that our treatment could potentially reduce the amount currently being spent on the consequences of AUD in the United States, Europe, India, China and other countries around the world. We also believe that our treatment may address binge drinking. 95,000 people die every year in the United States alone due to binge drinking.

We have completed a series of pre-clinical, investigational new drug—, or IND—, enabling studies in the United States and China that are required before we can study our compound for the first time in humans. These studies include pharmacokinetic and toxicological studies in rats and dogs in order to assess the safety profile of our compound and characterization of the drug metabolism. We have conducted several metabolism studies designed to better understand the way 5-Methoxy-2-aminoindane, or MEAI, is digested in several species. In addition, we have conducted a pre-clinical animal model of AUD to characterize the effect of MEAI on alcohol consumption. This study involved testing the effect of MEAI’s ability to curb alcohol cravings after exposing mice to prolonged alcohol consumption over a short period, mimicking binge alcohol consumption in humans.

In March 2023, we announced that we had submitted an IND application with the FDA, requesting approval to initiate our first-in-human Phase I/IIa clinical trial with CMND-100 in patients suffering from AUD. Subsequently, in May 2023 we initiated the CM-CMND-001 clinical trial in both Israel and the United States, including at the Yale School of Medicine’s Department of Psychiatry and Johns Hopkins University School of Medicine.

The CM-CMND-001 clinical trial is designed to be a multinational, multi-center, Phase I/IIa single- and multiple-dose tolerability, safety and pharmacokinetic study in healthy volunteers and AUD subjects. Upon completion of the Phase I/IIa studies, if successful, we will be required to conduct additional clinical trials subject to securing additional financing.

About MEAI

MEAI is a synthetic molecule. Its mechanism of action has been studied and published in past scientific papers. It was found to interact with the serotonergic receptors 5-HT1A and 5-HT2B and the adrenergic receptors α2A, α2B and α2C receptors. Studies conducted in animals and humans have demonstrated the role of 5-HT1A receptors in alcohol-drinking behavior. Several 5-HT1A receptor agonists have been tested in animal models to demonstrate the role of this receptor in alcohol dependence. These preclinical studies suggest that 5-HT1A receptor agonists may play a role in reducing alcohol intake. In addition, evidence suggests that α2-adrenergic receptor agonist signaling may play a role in mediating alcohol-drinking behavior in both rodents and humans.

The literature shows that 5-HT1A receptors are associated with controlling craving behaviors across the board. This indicates that MEAI may have a wide range of applications beyond binge drinking. Until today, only pre-clinical studies have been conducted with MEAI, including in-vitro and in-vivo studies. The studies were conducted in the United States, China, France and Israel.

MEAI is a psychoactive molecule, exerting a euphoric alcohol-like experience, which we believe also reduces the desire to consume alcoholic beverages. While determinations of safety and efficacy are solely within the authority of the FDA and comparable regulatory bodies, in pre-clinical studies, MEAI was well-tolerated by the tested animals. Although MEAI remains in development and is not cleared or approved by the FDA or similar foreign regulatory bodies, we believe that our drug candidate has the potential to change the lives of millions who struggle to drink in moderation.

We believe that MEAI holds the potential to break the vicious binge- drinking cycle at the decision point to drink more alcohol, by potentially innervating neural pathways such as 5-HT1A that lead to “sensible behavior”.

Corporate Information

We were incorporated under the name Cyntar Ventures Inc. on July 18, 2017, pursuant to the provisions of the Business Corporations Act (British Columbia). On March 24, 2021, we changed our name to Clearmind Medicine Inc.

Our principal executive offices are located at 101 – 1220 W. 6th Ave, Vancouver, BC V6H1A5. Our telephone number is 973.536.1016. Our website address is https://www.clearmindmedicine.com/. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

ABOUT THIS OFFERING

Common Shares Currently Outstanding	3,137,570 Common Shares

Common Shares Offered	Up to 1,047,384 Common Shares issuable upon the exercise of the 2023 Warrants consisting of (i) 483,461 Common Shares issuable upon the exercise of March 2023 Warrants and (ii) 563,293 Common Shares issuable upon the exercise of September 2023 Warrants.

Common shares outstanding after this offering	4,184,954 Common Shares (assuming the exercise in full of the 2023 Warrants)

Description of the 2023 Warrants

The March 2023 Warrants had an initial exercise price of $23.40 per full Common Share, which was 100% of the public offering price of the Units, and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. The March 2023 Warrants were exercisable immediately upon issuance, on April 3, 2023, and will expire five year from the date of issuance.

The September 2023 Warrants had an exercise price of $9.00 per full Common Share, which was 100% of the public offering price of the Units, and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. The September 2023 Warrants were exercisable immediately upon issuance, on September 14, 2023, and will expire five year from the date of issuance.

On November 28, 2023, we effected a 1-for-30 reverse share split of our issued and outstanding common shares. As a result of the foregoing reverse share split, the exercise prices of the 2023 Warrants were adjusted to $3.6223 per share and the number of Common Shares issuable upon the exercise of such warrants was adjusted accordingly.

On January 16, 2024, we completed a registered direct offering and concurrent private placement of Common Shares, pre-funded warrants and unregistered common warrants at a unit price of $1.60 per Common Share or pre-funded warrant and associated unregistered common warrant. As a result, of the foregoing offering, the exercise price of the 2023 Warrants were further adjusted to the lower of (i) $1.60 per Common Share and (ii) the lowest volume weighted average price of the Common Shares during the five consecutive trading day period beginning on, and including, January 11, 2024, and the number of Common Shares issuable upon the exerciser of such warrants was adjusted accordingly.

Use of Proceeds:

We may receive up to an aggregate of approximately $1.675 million in proceeds upon the exercise of the 2023 Warrants that remain outstanding.

We intend to use the proceeds from the exercise of the 2023 Warrants for working capital, general corporate purposes and pursuing strategic opportunities, including, but not limited to, strategic acquisitions. See “Use of Proceeds” for additional information.

Risk Factors:	An investment in the Common Shares offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section and other information in this prospectus and the documents incorporated by reference herein for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Capital Market:	“CMND”

Canadian Securities Exchange symbol:	“CMND”

Frankfurt Stock Exchange symbol	“CSE”

Unless otherwise stated, all information in this prospectus is based on 3,137,570 Common Shares outstanding as of January 17, 2024, and does not include the following as of that date:

●	2,557,715 Common Shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from $1.60 to $1,297.67, all of which were vested as of such date;

●	5,588 Common Shares issuable upon the exercise of options to directors, employees and consultants under our incentive option plan outstanding as of such date, at a weighted average exercise price of $434.81, of which 4,039 were vested as of such date; and

●	2,351 Common Shares issuable upon the exercise of Restricted Share Units issued to consultants under consulting agreements.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	no exercise of the warrants or options described above;

●	the September 2022 Reverse Split; and

●	the November 2023 Reverse Split

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

Part of our operations are conducted in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations and Israel’s war against them, may affect our operations.

Our headquarters and a portion of our operations are located in the State of Israel. In addition, certain of our key employees and officers, including our chief executive officer, are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could affect adversely our operations. Ongoing and revived hostilities or other Israeli political or economic factors could harm our operations, product development and results of operations.

On October 7, 2023, an unprecedented attack was launched against Israel by terrorists from the Hamas terrorist organization that infiltrated Israel’s southern border from the Gaza Strip and in other areas within the state of Israel attacking civilians and military targets while simultaneously launching extensive rocket attacks on the Israeli population. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. In response, the Security Cabinet of the State of Israel declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. To date, the State of Israel continues to be at war with Hamas.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our clinical studies, facilities or the manufacturing or supply of our drug candidates. However, at this time, it is not possible to predict the intensity or duration of the war, nor can we predict how this war will ultimately affect Israel’s economy in general and we continue to monitor the situation closely and examine the potential disruptions that could adversely affect our operations.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. While none of our employees in Israel have been called to active military duty, we rely on service providers located in Israel and have entered into certain agreements with Israeli counterparties. Employees of such service providers or contractual counterparties may be called for service in the current or future wars or other armed conflicts with Hamas and such persons may be absent from their positions for a period of time. As of January 17, 2024, we have not been impacted by any absences of personnel at our service providers or counterparties located in Israel. However, military service call ups that result in absences of personnel from us, our service providers or contractual counterparties in Israel may disrupt our operations and absences for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.

Following the attack by Hamas on Israel’s southern border, Hezbollah, a terrorist organization in Lebanon has also launched missile, rocket, and shooting attacks against Israeli military sites, troops, and Israeli towns in northern Israel. In response to these attacks, the Israeli army has carried out a number of targeted strikes on sites belonging to Hezbollah in southern Lebanon. It is possible that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, such as Iran, will join the hostilities. Such hostilities may include terror and missile attacks. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. Our insurance policies do not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies, whether as a result of hostilities in the region or otherwise. In addition, there have been increased efforts by activists to cause companies, research institutions and consumers to boycott Israeli goods and cooperation with Israeli-related entities based on Israeli government policies. Such actions, particularly if they become more widespread, may adversely impact our ability to cooperate with research institutions and collaborate with other third parties. Any hostilities involving Israel, any interruption or curtailment of trade or scientific cooperation between Israel and its present partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations. We may also be targeted by cyber terrorists specifically because we may be perceived as an Israeli-related company.

Holders of the 2023 Warrants will have no rights as holders of Common Shares until such warrants are exercised.

Until you acquire Common Shares upon exercise of your 2023 Warrants, you will have no rights with respect to Common Shares issuable upon exercise of your 2023 Warrants. Upon exercise of your 2023 Warrants, you will be entitled to exercise the rights of a holder of Common Shares only as to matters for which the record date occurs after the exercise date.

Provisions of the 2023 Warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the 2023 Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The 2023 Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the 2023 Warrants. Further, the 2023 Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exceptions, holders of such warrants will have the right, at their option, to require us to purchase such 2023 Warrants from the holders for consideration of the same type as that offered to the holders of Common Shares in such transaction in an amount determined pursuant to a formula set forth in such warrants. These and other provisions of the 2023 Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

FORWARD-LOOKING STATEMENTS

This prospectus and elsewhere, including in our most recent annual report on Form 20-F incorporated by reference herein, and other information included or incorporated by reference in this prospectus and any accompanying prospectus supplement, contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	the ability of our pre-clinical and any future clinical trials to demonstrate safety and efficacy of our future product candidates, and other positive results;

●	the timing and focus of our future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for our future product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our future product candidates, as well as the potential healthcare costs saved through utilizing our future product candidates;

●	the ability of our future product candidate to address needs not currently addressed by the psychedelic industry;

●	our ability to obtain and maintain regulatory approval of our future product candidates;

●	our plans relating to the further development of our future product candidates, including additional disease states or indications we may pursue;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the ability of our management team to oversee our drug research programs;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our dependence on third parties;

●	our ability to compete with other companies who offer products that address similar issues that our future product candidates will address;

●	our financial performance;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	our ability to generate revenue and profit margin under our anticipated contracts which is subject to certain risks;

●	difficulties in our and our partners’ ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;

●	our ability to restructure our operations to comply with future changes in government regulation;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas; and

●	those factors referred to in our most recent annual report on Form 20-F incorporated by reference herein in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our most recent annual report on Form 20-F generally, which is incorporated by reference into this prospectus.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus or any accompanying prospectus supplement. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

CAPITALIZATION

The following table sets forth our cash and our capitalization as of July 31, 2023:

●	on an actual basis; and

●	on an as adjusted basis, giving effect to (i) the sale of 250,000 Common Shares and/or pre-funded warrants and September 2023 Warrants in the September 2023 Public Offering at a public offering price of $9.00 per Common Share and associated September 2023 Warrant and $8.97 per pre-funded warrant and associated September 2023 Warrant, after deducting offering expenses payable by us, as if the sale had occurred on July 31, 2023, (ii) the exercise of 1,062,188 warrants issued in the March 2023 Public Offering and the September 2023 Public Offering for aggregate gross proceeds of $3.476 million, as if such exercises had occurred on July 31, 2023, and (iii) the issuance and sale of 1,500,000 Common Shares and/or pre-funded warrants and associated unregistered common warrants in our registered direct offering and concurrent private placement in January 2024 at a public offering price of $1.60 per Common Share and associated unregistered common warrant and $1.5999 per pre-funded warrant and associated unregistered common warrant, after deducting offering expenses payable by us, as if the sale had occurred on July 31, 2023. The September 2023 Warrants and the unregistered common warrants that were issued in our concurrent private placement in January 2024 are classified as a liability given certain of their contractual terms which preclude equity classification.

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of July 31, 2023
U.S. dollars in thousands	Actual	Pro Forma
Cash and cash equivalents	$3,847	$11,751
Derivative warrants liability	(1,313)	(3,744)

Shareholders’ equity:
Share capital and share premium	14,933	22,839
RSU and share reserve	288	288
Warrants	741	741
Share-based payment reserve	1,585	1,585
Accumulated other comprehensive loss	(21)	(21)
Accumulated deficit	(14,698)	(16,733)

Total shareholders’ equity	2,828	8,699
Total capitalization	2,828	8,699

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 237,273 Common Shares outstanding as of July 31, 2023. The number of Common Shares referred to above to be outstanding after this offering and, unless otherwise indicated, the other information in this prospectus, excludes as of such date:

●	2,557,715 Common Shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from $1.60 to $1,366.02, all of which were vested as of such date;

●	4,811 Common Shares issuable upon the exercise of options to directors, employees and consultants under our incentive option plan outstanding as of such date, at a weighted average exercise price of $457.55, of which 2,860 were vested as of such date; and

●	2,603 Common Shares issuable upon the exercise of Restricted Share Units issued to consultants under consulting agreements.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to the one-for-30 consolidation of our issued and outstanding Common Shares that was effected on November 28, 2023.

DILUTION

No immediate dilution is expected from this offering, and we cannot estimate how many, if any, of the 2023 Warrants covered by this prospectus will be exercised. Thus, we cannot estimate how many Common Shares may actually be issued by us as a result of this offering. It is possible that the 2023 Warrants covered by this prospectus may expire and may never be exercised. However, if any Common Shares are issued upon exercise of Warrants covered by this prospectus, and depending on the net book value per Common Shares, at the time of any such exercise, you may experience further dilution. If any of the 2023 Warrants in this offering are exercised, your ownership interest in us could be diluted to the extent of the difference between the price per Common Shares you will pay and the consolidated net tangible book value per Common Shares after the exercise. Dilution would result from the fact that the price per Common Shares underlying the 2023 Warrants may be substantially in excess of the consolidated net tangible book value per Common Shares at the time of any such exercise.

To the extent that options or warrants outstanding as of the date of this prospectus have been or are exercised, or other Ordinary Shares or Common Shares are issued, investors purchasing Common Shares upon exercise of Warrants covered by this prospectus could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

USE OF PROCEEDS

We may receive up to an aggregate of approximately $1.675 million in gross proceeds upon the exercise of the 2023 Warrants that remain outstanding.

We intend to use the net proceeds of this offering working capital, general corporate purposes and possible future acquisitions. Although we have identified some potential uses of the net proceeds to be received upon the exercise of the 2023 Warrants, we cannot specify these uses with certainty. Our management will have broad discretion in the application of the net proceeds from the exercise of the 2023 Warrants and could use them for purposes other than those contemplated at the time as of the date of this prospectus. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Pending the use of the net proceeds from the exercise of the 2023 Warrants as described above, we intend to invest the net proceeds in a variety of capital preservation investments, short and intermediate term, interest-bearing, investment-grade instruments, U.S. government securities and highly rated corporate debt securities, although our investment policy may change following the date of this prospectus supplement. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

DESCRIPTION OF SHARE CAPITAL

General

The following is a summary of the material terms of our share capital, as set forth in our articles of association, as the same will be effective at the time of the consummation of this offering, and certain related sections of the BCBCA. The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association and the applicable provisions of the BCBCA.

On September 30, 2022, our shareholders approved a one-for-30 Reverse Split of our issued and outstanding Common Shares. In addition, on November 28, 2023, we effected a one-for-30 consolidation of our issued and outstanding Common Shares. Except where otherwise indicated, all share and per share data in this prospectus have been retroactively restated to reflect the Reverse Split.

Authorized Share Capital

As of January 17, 2024, we had 3,137,570 Common Shares issued and outstanding and our authorized share capital consists of an unlimited number of Common Shares, no par value.

In the last three years, we have issued an aggregate of 1,929,194 Common Shares for aggregate net proceeds of $19.6 million net of share issuance costs in several public offerings and private placements. In addition, during the same period, 1,181,621 warrants were exercised for gross proceeds of $4.09 million.

In addition to Common Shares, in the last three years, we have granted (i) share options to employees, directors, consultants and service providers under our Executive Stock Option and Restricted Share Unit Plans exercisable into an aggregate of 5,588 Common Shares, with exercise prices ranging from $23.40 to $648.84 per share; and (ii) an aggregate of 2,557,715 warrants exercisable into Common Shares, with exercise prices ranging from $1.60 to $1,297.67 per share, which were issued in three private placements.

Common Shares

All of our Common Shares are one and the same class, identical in all respects and have equal rights, powers and privileges.

Voting. Except as otherwise provided for by resolution of our Board, the holders of outstanding Common Shares have the exclusive right to vote on all matters requiring shareholder action. On each matter on which holders of Common Shares are entitled to vote, each outstanding share of Common Share is entitled to one vote.

Dividends. Holders of our Common Shares have equal rights of participation in the dividends and other distributions of our cash, stock or property when, as and if declared thereon by our Board from time to time out of our assets or funds legally available therefor and shall have equal rights to receive our assets and funds available for distribution to shareholders in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Liquidation. Holders of our Common Shares have equal rights to receive our assets and funds available for distribution to shareholders in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Rights and Preferences. Holders of our Common Shares will have no preemptive, conversion or subscription rights, and there will be no redemption or sinking funds provisions applicable to our Common Shares. The rights, preferences and privileges of the holders of our Common Shares will be subject to, and may be adversely affected by, the rights of the holders of share of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding Common Shares are, and the Common Shares to be issued in this offering will be, fully paid and nonassessable.

Anti-Takeover Provisions

Some provisions of the BCBCA and other British Columbia laws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our Common Shares.

Undesignated Share Classes and Series. The ability of our Board, without action by our stockholders, to create and issue undesignated shares in such classes and in such series as determined by our Board, with voting or other rights or preferences as designated by our Board could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Limitations on Liability and Indemnification Matters

Our articles of association provide that we may indemnify any of our directors, former directors, officers or former officers, any other person and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each of our directors and officers is deemed to have contracted with us on terms of the indemnity contained in our articles of association. In addition, we may indemnify any other person in accordance with the BCBCA.

We also have entered and intend to enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our articles of association. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our articles of association and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our articles of association of incorporation, and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “CMND.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Computershare Limited.

Comparison of Shareholder Rights

We are a corporation governed by the BCBCA. The following discussion summarizes material differences between the rights of holders of Common Shares and the holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of British Columbia and Delaware. This summary is qualified in its entirety by reference to the Delaware General Corporation Law, or the DGCL, the BCBCA, and our articles.

	Delaware	British Columbia
Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under BCBCA.

Under the BCBCA and our articles, certain extraordinary company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

The BCBCA does not contain a provision comparable to Section 251(h) of the DGCL.

Special Vote Required for Combinations with Interested Stockholders/ Shareholders

Section 203 of the DGCL provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

The BCBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations.

Appraisal Rights; Rights to Dissent	Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.	The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where we resolve to (i) alter our articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement or court orders relating thereto permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) continue the company into another jurisdiction. Dissent may also be permitted if authorized by resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances.

Compulsory Acquisition	Under the DGCL, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.	The BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

Stockholder/ Shareholder Consent to Action Without Meeting	Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.	Although it is not customary for public companies to do so, under the BCBCA, shareholder action without a meeting may be taken by a consent resolution of shareholders provided that it satisfies the thresholds for approval in a company’s articles, the BCBCA and the regulations thereunder. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders.

Special Meetings of Stockholders/ Shareholders	Under the DGCL, a special meeting of shareholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.	Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of our issued shares that carry the right to vote at general meetings may call the meeting.

Distributions and Dividends; Repurchases and Redemptions	Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of capital surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.	Under the BCBCA, a company may pay a dividend in money or other property unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render us insolvent. The BCBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class. Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). Our company is permitted, under its articles, to acquire any of its Common Shares, and the approval of its board of directors. Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

Vacancies on Board of Director	Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.	Under the BCBCA and our articles, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy, the remaining directors may fill the vacancy. Under the BCBCA, directors may increase the size of the board of directors by one third of the number of current directors. Under the BCBCA and our articles, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors may appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders’ meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting, but must not take any other action until a quorum is obtained.

Constitution and Residency Of Directors	The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.	The BCBCA does not place any residency restrictions on the boards of directors.

Removal of Directors; Terms of Directors	Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.	Our articles allow for the removal of a director by special resolution of the shareholders. According to our articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting, but are eligible for re-election or re- appointment.

Inspection of Books and Records	Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may inspect the corporation’s books and records for a proper purpose.	Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders and directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Public companies must allow all persons to inspect certain records of the company free of charge.

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in our articles, or (iii) if our articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company’s articles (such as a change in our authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

Our articles provide that certain changes to our share structure and any creation or alteration of special rights and restrictions attached to a series or class of shares be done by way of ordinary resolution. However, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the BCBCA requires that holders of such class or series of shares must approve the alteration by a special separate resolution of those shareholders.

Our articles also provide that the shareholders may from time to time, by ordinary resolution, make any alteration to our notice of articles and articles as permitted by the BCBCA.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys’ fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at our request; or (iii) an indemnifiable person (as defined in the “Description of Share Capital” section above) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles. In addition, a company must not indemnify an indemnifiable person in proceedings brought against the indemnifiable person by or on behalf of the company or an associated company. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

Limited Liability of Directors	The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) paying a dividend or approving a stock repurchase that was illegal under applicable law.	Under the BCBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity. No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties. Under the BCBCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Stockholder/ Shareholder Lawsuits	Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which the subject of the suit, but through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the BCBCA, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

Under the BCBCA, upon the final disposition of a derivative action, the court may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company to pay the complainant’s interim costs, including legal fees and disbursements. However, the complainant may be held accountable for the costs on final disposition of the action.

Oppression Remedy	Although the DGCL imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, there is no remedy under the DGCL that is comparable to the BCBCA’s oppression remedy.	The BCBCA’s oppression remedy enables a court to make an order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a shareholder (as defined below) that the affairs of the company are being conducted or that the powers of the directors have been exercised in a manner that is oppressive, or that some action of the company or shareholders has been or is threatened to be taken which is unfairly prejudicial, in each case to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner. A “shareholder” for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate. The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

Blank Check Preferred Stock/Shares	Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares. In addition, the DGCL does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Advance Notification Requirements for Proposals of Stockholders / Shareholders	Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination. For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.	Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares or whose shares have a fair market value in excess of $2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least 2 years before the date of signing the proposal. If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto. In certain circumstances, the company may refuse to process a proposal.

DESCRIPTION OF WARRANTS

Description of the 2023 Warrants

The following summary of certain terms and provisions of the 2023 Warrants offered together with the Common Shares hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and Computershare Limited, as warrant agent, and the forms of 2023 Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of 2023 Warrant.

Exercisability. The 2023 Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The 2023 Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Common Shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Common Shares purchased upon such exercise. The Company will make its best effort to maintain an effective registrations statement registering the issuance of Common Shares underlying the warrants under the Securities Act. If such a registration is not effective or available the holder may, in its sole discretion, elect to exercise the 2023 Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the 2023 Warrant. No fractional shares will be issued in connection with the exercise of a 2023 Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2023 Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole Common Share purchasable upon exercise of each of the March 2023 Warrants and September 2023 Warrants is the lower of (i) $1.60 per share and (ii) the lowest volume weighted average price of the Common Shares during the five consecutive trading day period beginning on, and including, January 11, 2024 (following an adjustment to the exercises prices as a result of our registered direct offering and concurrent private placement in January 2024). The exercise prices are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Subject to certain exemptions outlined in the 2023 Warrants, for the life of the warrant, if the Company shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Shares or convertible security, at an effective price per share less than the exercise price of the 2023 Warrant then in effect, or a Dilutive Issuance, the number of common shares issuable upon exercise of the Warrant shall be proportionally adjusted so that the aggregate exercise price of the 2023 Warrant shall remain unchanged.

Share Combination Event Adjustments. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Shares and the lowest daily volume weighted average price during the five consecutive trading days commencing on the date of such event is less than the exercise price then in effect, then the exercise price shall be reduced to the lowest daily volume weighted average price during such five day period and the number of warrant shares issuable shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price on the date of issuance. Such adjustment may only be made one time.

Right of Participation. For 24 months after the 2023 Warrants’ Issue Date, if there are any offers, sales, or grant of any option to purchase any the Company’s or its Subsidiaries’ equity, debt, or equivalent securities (the “Subsequent Financing”), then certain Qualified Purchasers shall have the right to participate, pro rata, in up to 35% of the Subsequent Financing amount. Qualified Purchasers are any investors who have purchased a minimum of $500,000 of common shares and/or prefunded warrants (inclusive of the exercise price for the Pre-Funded Warrants) in this offering.

Transferability. Subject to applicable laws, the 2023 Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply to list the 2023 Warrants on any securities exchange or nationally recognized trading system.

Warrant Agent. The 2023 Warrants will be issued in registered form under a warrant agent agreement between Computershare Limited, as warrant agent, and us. The 2023 Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the 2023 Warrants and generally including any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Shares, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding Common Shares, the holders of the 2023 Warrants will be entitled to receive upon exercise of the 2023 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the 2023 Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the 2023 Warrants.

Rights as a Stockholder. Except as otherwise provided in the 2023 Warrants or by virtue of such holder’s ownership of our Common Shares, the holder of a 2023 Warrant does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until the holder exercises the 2023 Warrant.

Governing Law. The 2023 Warrants and the warrant agent agreement are governed by New York law.

PLAN OF DISTRIBUTION

This prospectus relates to up 1,047,384 Common Shares issuable upon the exercise of unexercised 2023 Warrants consisting of (i) 483,461 Common Shares issuable upon the exercise of March 2023 Warrants issued in the March 2023 Public Offering, and (ii) 563,923 Common Shares issuable upon the exercise of September 2023 Warrants issued in the September 2023 Public Offering.

The March 2023 Warrants were offered and sold by us in the March 2023 Public Offering, which closed on April 6, 2023, pursuant to a prospectus dated April 4, 2023, which prospectus also covered the offer and sale by us of the Common Shares underlying the March 2023 Warrants. The September 2023 Warrants were offered and sold by us in the September 2023 Public Offering, which closed on September 18, 2023, pursuant to a prospectus dated September 14, 2023, which prospectus also covered the offer and sale by us of the Common Shares underlying the September 2023 Warrants. The ongoing offer and sale by us of the Common Shares issuable upon exercise of the 2023 Warrants is being made pursuant to this prospectus.

We will deliver Common Shares upon exercise of the 2023 Warrants, in whole or in part. We will not issue fractional Common Shares. Each 2023 Warrant contains instructions for the exercise. In order to exercise a 2023 Warrant, the holder must deliver the information required by the applicable warrant agreement, along with payment of the exercise price, if the exercise price is being paid in cash, for the Common Shares to be purchased. We will then deliver our Common Shares in the manner described in the applicable warrant agreement.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent or by an affiliate. Other than this prospectus, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus supplement and the accompanying base prospectus or the registration statement of which this prospectus supplement and the accompanying base prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

LEGAL MATTERS

The validity of the issuance of our Common Shares offered in this prospectus and certain other matters of Canadian law will be passed upon for us by Daniel N. Bloch. Certain matters of U.S. federal law will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Clearmind Medicine Inc. as of October 31, 2022 and 2021, and for each of the years in the three-year period ended October 31, 2022, have been incorporated by reference herein in reliance upon the reports of independent registered public accounting firms, Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, and Saturna Group Chartered Professional Accountants LLP, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The audit report covering the October 31, 2022 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and lack of sufficient resources raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Common Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://www.clearmindmedicine.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended October 31, 2022, filed with the SEC on February 6, 2023; and

●	the Company’s Reports on Form 6-K filed with the SEC on February 15, 2023 (solely with respect to the first, second, third and fourth paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), February 22, 2023 (solely with respect to the first, second and third paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), March 16, 2023 (solely with respect to the first, second, third and fifth paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), March 17, 2023 (solely with respect to (i) the Condensed Interim Financial Statements for the three months ended January 31, 2023, attached as Exhibit 99.1; and (ii) the Management’s Discussion and Analysis for the three months ended January 31, 2023, attached as Exhibit 99.2), April 6, 2023, April 20, 2023 (solely with respect to the first, second and third paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), April 21, 2023, April 27, 2023 (solely with respect to the first and second paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), May 2, 2023, May 8, 2023, May 12, 2023 (solely with respect to the first and second paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), May 19, 2023, May 22, 2023 (solely with respect to the first, second, fourth, six, seventh and eighth paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), June 14, 2023 (solely with respect to (i) the Condensed Interim Financial Statements for the three and sixth months ended April 30, 2023, attached as Exhibit 99.1; and (ii) the Management’s Discussion and Analysis for the three and six months ended April 30, 2023, attached as Exhibit 99.2), June 16, 2023 (solely with respect to the first, second, fourth, fifth, sixth, seventh and eighth paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), July 11, 2023 (solely with respect to the first, second, third, fifth and sixth paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), August 1, 2023 (solely with respect to the first, second, third and fifth paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), August 14, 2023 (solely with respect to the first, second and third paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), September 6, 2023 (solely with respect to the first, second, fourth and fifth paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), September 13, 2023 (solely with respect to (i) the Condensed Interim Financial Statements for the three and nine months ended July 31, 2023, attached as Exhibit 99.1; and (ii) the Management’s Discussion and Analysis for the three and nine months ended July 31, 2023, attached as Exhibit 99.2), September 18, 2023, October 24, 2023, November 15, 2023, November 17, 2023 (solely with respect to the first, second and third paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), November 21, 2023, November 28, 2023 (solely with respect to the first four paragraphs and the section titled Forward Looking Statements of the press release attached as Exhibit 99.1), December 6, 2023, December 14, 2023, and January 10, 2024 and January 16, 2024.

●	The description our Common Shares, which is contained in our registration statement on Form 8-A filed with the SEC pursuant to the Exchange Act on November 9, 2022 (File No. 001-41557), as amended by Exhibit 2.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended October 31, 2022, filed with the SEC on February 6, 2023.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of an offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of an offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Clearmind Medicine Inc., 101 – 1220 W. 6th Ave, Vancouver, BC V6H1A, Attention: Alan Rootenberg, Chief Financial Officer, telephone number: +1 973.536.1016.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of British Columbia. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgment on liabilities predicated upon the securities laws of the United States.

Up to 1,047,384 Common Shares

Issuable Upon Exercise of Warrants

Prospectus

               , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Indemnification

Our articles of association provide that we may indemnify our directors, former directors, officers or former officers, any other person and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each of our directors and officers is deemed to have contracted with us on terms of the indemnity contained in our articles of association. In addition, the Registrant may indemnify any other person in accordance with the BCBCA.

We also have entered and intend to enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our articles of association. These agreements, among other things, to provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our articles of association and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our articles of association of incorporation, our articles of association and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any placement agent agreement we enter into in connection with the sale of Common Shares being registered hereby, the placement agent will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 9. Exhibits

The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and placement agent, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement agent method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agent agreements, certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in British Columbia, Canada, on January 18, 2024.

CLEARMIND MEDICINE INC.

By:	/s/ Dr. Adi Zuloff-Shani
Dr. Adi Zuloff-Shani
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Dr. Adi Zuloff-Shani	Chief Executive Officer	January 18, 2024
Dr. Adi Zuloff-Shani	(Principal Executive Officer)

/s/ Alan Rootenberg	Chief Financial Officer	January 18, 2024
Alan Rootenberg	(Principal Financial and Accounting Officer)

/s/ *	Chairman of the Board of Directors	January 18, 2024
Amitay Weiss

/s/ *	Director	January 18, 2024
Oz Adler

/s/ *	Director	January 18, 2024
Yehonatan Shachar

/s/ *	Director	January 18, 2024
Asaf Itzhaik

* By:	/s/ Adi-Zuloff Shani
Adi-Zuloff Shani
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Clearmind Medicine Inc. has signed this registration statement on January 18, 2024.

Puglisi & Associates Authorized U.S. representative

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Association of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on August 18, 2022 (File No. 333-265900))

4.1

Form of Placement Agreement (incorporated herein by reference to Exhibit 1.1 to the Form F-1 to the registrant’s registration statement on Form F-1, filed with the SEC on March 31, 2023 (File No. 333-270859))

4.2

Form of Placement Agreement (incorporated herein by reference to Exhibit 1.1 to the Form F-1 to the registrant’s registration statement on Form F-1, filed with the SEC on September 13, 2023 (File No. 333- 273293))

4.2	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s registration statement on Form F-1, filed with the SEC on March 27, 2023 (File No. 333-270859))

4.4	Form of Common Warrant (incorporated herein by reference to Exhibit 4.2 to the registrant’s registration statement on Form F-1, filed with the SEC on March 27, 2023 (File No. 333-270859))

4.5	Form of Warrant Agent Agreement (incorporated herein by reference to Exhibit 4.3 to the registrant’s registration statement on Form F-1, filed with the SEC on March 27, 2023 (File No. 333-270859))

4.6	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s registration statement on Form F-1, filed with the SEC on July 17, 2023 (File No. 333-273293))

4.7	Form of Common Warrant (incorporated herein by reference to Exhibit 4.2 to the registrant’s registration statement on Form F-1, filed with the SEC on July 17, 2023 (File No. 333-273293))

4.8	Form of Warrant Agent Agreement (incorporated herein by reference to Exhibit 4.3 to the registrant’s registration statement on Form F-1, filed with the SEC on July 17, 2023 (File No. 333-273293))

5.1**	Opinion of Daniel Bloch, Canadian counsel to the Registrant, as to the validity of the Common Shares (incorporated herein by reference to Exhibit 5.1 to the registrant’s registration statement on Form F-1, filed with the SEC on March 31, 2023 (File No. 333-270859))

5.2**	Opinion of Daniel Bloch, Canadian counsel to the Registrant, as to the validity of the Common Shares (incorporated herein by reference to Exhibit 5.1 to the registrant’s registration statement on Form F-1, filed with the SEC on September 13, 2023 (File No. 333-273293))

5.3**	Opinion of Greenberg Traurig, P.A., U.S. counsel to the Registrant (incorporated herein by reference to Exhibit 5.2 to the registrant’s registration statement on Form F-1, filed with the SEC on March 31, 2023 (File No. 333-270859))

5.4**	Opinion of Greenberg Traurig, P.A., U.S. counsel to the Registrant (incorporated herein by reference to Exhibit 5.2 to the registrant’s registration statement on Form F-1, filed with the SEC on July 17, 2023 (File No. 333-273293))

23.1*	Consent of Saturna Group Chartered Professional Accountants LLP

23.2*	Consent of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, independent registered public accounting firm

23.3**	Consent of Daniel Bloch (included in Exhibit 5.1)

23.4**	Consent of Daniel Bloch (included in Exhibit 5.2)

23.5**	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.3)

23.6**	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.4)

24.1**	Powers of Attorney (included in the signature pages of the Original Registration Statement)

*	Filed herewith.
**	Previously filed.